EXHIBIT 99.1




FOR IMMEDIATE RELEASE
---------------------                            CONTACT:
WEDNESDAY, FEBRUARY 23, 2005                     JOHN F. REBELE
                                                 SENIOR VICE PRESIDENT
                                                 AND CHIEF FINANCIAL OFFICER
                                                 BUILDING MATERIALS CORPORATION
                                                 OF AMERICA
                                                 (973) 628-4038


               BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES
               ---------------------------------------------------
              RECORD FOURTH QUARTER AND FULL YEAR OPERATING RESULTS
              -----------------------------------------------------


         Building Materials Corporation of America ("BMCA" or "the Company") announced today record fourth quarter of 2004 net income of $8.4 million compared to net income of $1.8 million in the fourth quarter of 2003. Net income in the fourth quarter of 2003 included a $2.4 million after-tax operating loss ($3.8 million pre-tax) from the write-down of the Albuquerque, New Mexico manufacturing facility. Net income for the fourth quarter of 2004 was $8.4 million compared to $4.2 million in the fourth quarter of 2003, after excluding the operating loss on the Albuquerque, New Mexico manufacturing facility (see attached reconciliation of non-GAAP financial measures). The increase in fourth quarter of 2004 net income was primarily attributable to higher operating income, partially offset by higher interest expense and slightly higher other expenses.

         Operating income in the fourth quarter of 2004 was a record $30.7 million compared to $21.9 million in the fourth quarter of 2003, excluding the $3.8 million pre-tax operating loss from the write-down of the Albuquerque, New Mexico manufacturing facility (see attached reconciliation of non-GAAP financial measures). Operating income in the fourth quarter of 2004 was positively affected by record net sales primarily resulting from higher unit volumes and



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
higher average selling prices of both residential and commercial roofing products. Partially offsetting these improvements in operating results were higher raw material costs, including asphalt, and higher selling, general and administrative expenses mostly due to higher volume related distribution costs and higher transportation costs, principally due to a rise in fuel costs.

         Net sales for the fourth quarter of 2004 reached a record $461.1 million, a 15.7% increase over fourth quarter of 2003 net sales of $398.6 million, with the increase primarily due to higher unit volumes and higher average selling prices of both residential and commercial roofing products.

         Interest expense for the fourth quarter of 2004 increased to $15.8 million from $14.2 million for the fourth quarter of 2003, primarily due to higher average borrowings and a higher average interest rate. The higher average borrowings in the fourth quarter of 2004 were primarily due to the issuance, in July 2004, of $200 million 7 3/4% senior notes due 2014 together with an issuance, in November 2004, of an additional $50 million of 7 3/4% senior notes due 2014, partially offset by the redemption of the Company's $100 million
8 5/8% senior notes due 2006 and a reduction in the amount outstanding under the Company's $350 million senior secured revolving credit facility. Other expense, net was $1.5 million for the fourth quarter of 2004 compared with $1.1 million for the fourth quarter of 2003.


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
                     FULL YEAR RECORD OPERATING RESULTS
                     ----------------------------------

         For the full year of 2004, BMCA announced record net income of $54.9 million, on record net sales of $1,773.4 million, compared with net income of $47.2 million for the full year of 2003. Net income for the full year 2003 included a $3.7 million after-tax operating gain ($5.7 million pre-tax) from the sale of property in Ontario, California and a $2.4 million after-tax operating loss ($3.8 million pre-tax) from the write-down of the Albuquerque, New Mexico manufacturing facility. The increase in 2004 full year net income was primarily due to record operating income, partially offset by higher interest expense.

         Operating income for the full year of 2004 was a record $156.3 million, a 16.1% increase over full year of 2003 operating income of $134.6 million, excluding the $5.7 million pre-tax operating gain on sale of the Ontario property and the $3.8 million pre-tax operating loss from the write-down of the Albuquerque, New Mexico manufacturing facility (see attached reconciliation of non-GAAP financial measures). Operating income for the full year of 2004 was positively affected by record net sales primarily resulting from higher unit volumes and higher average selling prices of both residential and commercial roofing products. Partially offsetting these improvements were higher raw material costs, including asphalt, and higher selling, general and administrative expenses mostly due to higher volume related distribution and selling costs, and higher transportation costs, principally due to a rise in fuel costs.

         Net sales for the full year of 2004 were a record $1,773.4 million, a 10.3% increase over full year of 2003 net sales of $1,607.8 million, with the increase primarily due to higher unit volumes and higher average selling prices of both residential and commercial roofing products.


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
         Interest expense for the full year of 2004 increased to $62.7 million from $56.7 million for the full year of 2003, primarily due to higher average borrowings, partially offset by a lower average interest rate. The higher average borrowings in 2004 were primarily due to the issuance, in July 2004, of $200 million 7 3/4% senior notes due 2014 and the issuance, in November 2004, of an additional $50 million 7 3/4% senior notes due 2014, partially offset by the redemption of the Company's $100 million 8 5/8% senior notes due 2006 and a reduction in the amount outstanding under the Company's $350 million senior secured revolving credit facility. In connection with entering into these financing transactions, the Company recorded additional interest expense of approximately $2.2 million, representing the write-off of the remaining deferred financing costs of the $100 million 8 5/8% senior notes, the premium paid to exercise the call of the 2006 senior notes and other interest related expenses. Other expense, net was $6.1 million for the full year of 2004 compared with $6.1 million for the full year of 2003.

                                  OTHER MATTERS
                                  -------------

         At December 31, 2004, long-term debt including current maturities was $688.5 million, including no amount outstanding under the Company's $350 million senior secured revolving credit facility.


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
                                     * * * *

         Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., with annual sales in 2004 approximating $1.8 billion, and is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

         This press release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.




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
                    BUILDING MATERIALS CORPORATION OF AMERICA
                       SALES AND EARNINGS DATA (UNAUDITED)

                              (DOLLARS IN MILLIONS)


----------------------------------------------- -------------------------------------------------------------------------------
                                                       FOURTH QUARTER ENDED                         YEAR ENDED
                                                       --------------------                         ----------
                                                 DEC. 31, 2004      DEC. 31, 2003       DEC. 31, 2004       DEC. 31, 2003
                                                 -------------      -------------       -------------       -------------

Net sales                                           $  461.1            $  398.6           $ 1,773.4           $ 1,607.8
                                                    ----------          ----------         ----------          ----------

Costs and expenses, net: (1)
   Cost of products sold                               325.6               284.6             1,225.8             1,134.2
   Selling, general and administrative                 104.8                92.1               391.3               339.0
   Loss on write-down of
     manufacturing assets                                   -                3.8                   -                 3.8
   Gain on sale of assets                                   -                  -                   -                (5.7)
                                                    ----------          ----------         ----------          ----------

Total costs and expenses, net                          430.4               380.5             1,617.1             1,471.3
                                                    ----------          ----------         ----------          ----------

Operating income                                        30.7                18.1               156.3               136.5

Interest expense                                       (15.8)              (14.2)              (62.7)              (56.7)
Other expense, net                                      (1.5)               (1.1)               (6.1)               (6.1)
                                                    ----------          ----------         ----------          ----------
Income before income taxes                              13.4                 2.8                87.5                73.7

Income tax expense                                      (5.0)               (1.0)              (32.6)              (26.5)
                                                    ----------          ----------         ----------          ----------

Net income                                          $    8.4            $    1.8             $  54.9           $    47.2
                                                    ==========          ==========         ==========          ==========

----------------------------------------------- -------------------- ------------------ ------------------- -------------------


(1) For the three month periods and years ended December 31, 2004 and December 31, 2003, depreciation and amortization amounted to $12.4, $10.8, $46.2 and $41.5 million, respectively.

                    BUILDING MATERIALS CORPORATION OF AMERICA
                SALES AND EARNINGS DATA (UNAUDITED) - (CONTINUED)

                              (DOLLARS IN MILLIONS)


----------------------------------------------- -------------------------------------------------------------------------------
                                                         FOURTH QUARTER ENDED                      YEAR ENDED
                                                         --------------------                      ----------
                                                 DEC. 31, 2004      DEC. 31, 2003       DEC. 31, 2004       DEC. 31, 2003
                                                 -------------      -------------       -------------       -------------

Reconciliation of Non-GAAP to GAAP financial
measure:  (1)

Net income, as adjusted                              $   8.4            $    4.2             $  54.9             $  45.9
Non-GAAP adjustments:
   Gain on sale of assets  (2)                              -                  -                   -                 3.7
    Loss on write-down of
       manufacturing facility assets  (2)                   -               (2.4)                  -                (2.4)
                                                    ---------           ---------            --------            --------


Net income, per GAAP                                $    8.4            $    1.8             $  54.9             $  47.2
                                                    =========           =========            ========            ========

Operating income, as adjusted                       $   30.7            $   21.9             $ 156.3             $ 134.6
Non-GAAP adjustments:
    Gain on sale of assets                                  -                  -                    -                5.7
    Loss on write-down of
       manufacturing facility assets                        -               (3.8)                   -               (3.8)
                                                    ---------           ---------            --------            --------

Operating income, per GAAP                          $   30.7            $   18.1             $ 156.3             $ 136.5
                                                    =========           =========            ========            ========

----------------------------------------------- -------------------- ------------------ ------------------- -------------------


(1) As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. The Company uses non-GAAP financial measures to eliminate the effect of other operating gains and losses on reported operating income and net income. Management believes that these financial measures are useful to investors and financial institutions because such measures exclude transactions that are unusual due to their nature or infrequency and therefore allow investors and financial institutions to more readily compare the Company's performance from period to period. Management uses this information in monitoring and evaluating the Company's operating performance.

(2) The non-GAAP adjustment for the three month period and year ended December 31, 2003 is prepared on an after-tax basis using a 36% effective tax rate.